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                                                                      EXHIBIT 10

Dorsey & Whitney Letterhead

                                  June 25, 1987

MIMLIC Cash Fund, Inc.
400 North Robert Street
St. Paul, Minnesota 55101

Dear Sir/Madam:

     Reference is made to the Registration Statement on Form N-lA which you have filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for the purpose of registering for sale by MIMLIC Cash Fund, Inc. (the "Fund") an indefinite number of the Fund's Common Shares, par value $.01 per share.

     We are familiar with the proceedings to date with respect to the proposed sale by the Fund, and have examined such records, documents and matters of law and have satisfied ourselves as to such matters of fact as we consider relevant for the purpose of this opinion.

          We are of the opinion that:

          (a)  The Fund is a legally organized corporation under Minnesota law.

          (b) The Common Shares to be sold by the Fund will be legally issued, fully paid and nonassessable when issued and sold upon the terms and in the manner set forth in said Registration Statement of the Fund.

     We consent to the reference to this firm in the Prospectus, and to the use of this opinion as an exhibit to the Registration Statement.

Dated:  June 25, 1987                        Very truly yours,

                                             /s/ Dorsey & Whitney

                                             DORSEY & WHITNEY